UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 21, 2016 (July 8, 2016)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2016, John G. Corp, Chief Executive Officer, and Stephen P. Lucado, Chairman of the Board and Treasurer (each, an “Executive”), of Trans Energy, Inc., a Nevada corporation (the “Company”) each entered into a Change in Control Severance Agreement (the “Agreements”) with the Company.

Pursuant to the Agreements, in the event of a Severance Payment Event, each Executive is entitled to a severance payment consisting of 85,000 shares of Company common stock and a cash payment equal to twice the highest salary of such Executive in effect at any time within the twelve months before the effective date of the change in control. “Severance Payment Event” means either: (a) the termination of the Executive’s employment with the Company for any reason other than (i) voluntarily by the Executive without good reason (as defined in the Agreements) or (ii) involuntarily by the Company for cause (as defined in the Agreements), provided that in any case such termination must occur within the time period beginning on the date of the change in control and ending on the last day of the twelfth month next following the month containing the change in control date (the “Protection Period”), or (b) the termination of the Executive’s employment with the Company for any reason within the 30-day period next following the end of the Protection Period.

Under the Agreements, “change in control” is generally defined as a change in control of the Company which results from the occurrence of any one or more of the following events: (a) the acquisition by any individual, entity or group of beneficial ownership of fifty percent or more of either (i) the then outstanding shares of common stock of the Company or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (b) individuals who, as of the effective date of the agreement, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board; (c) the consummation of a merger involving the Company, unless immediately following such merger, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the merger beneficially own, directly or indirectly, more than fifty percent of the common stock of the corporation resulting from such merger in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such merger were members of the Incumbent Board at the time of the execution of the initial agreement providing for such merger; (d) the sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, (i) substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than fifty percent of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition, and (ii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of execution of the initial agreement or action of the Company board providing for such sale or other disposition of assets of the Company; or (e) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

Under the Agreements, each Executive agrees to comply with any post-termination restrictive covenants and is subject to confidentiality and non-disparagement obligations.

Each of the Executives was, prior to the execution of the Agreements, party to an existing Change in Control Termination Agreement (the “Old Agreements”). The compensation to be paid to each of the Executives under the Agreements upon a Severance Payment Event is approximately the same as the compensation that was payable upon a Change of Control (as defined in the Old Agreements) under the Old Agreements. The Agreements supersede and replace the Old Agreements in their entirety.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, copies of which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Change in Control Executive Severance Agreement between the Company and John G. Corp

10.2	Change in Control Executive Severance Agreement between the Company and Stephen P. Lucado

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: October 21, 2016	By	/s/ John G. Corp
John G. Corp
President